Exhibit 99.1

Collectors Universe, Inc. Obtains an Increase to $15 Million, and a Two-Year Extension of,
its Unsecured Revolving Line of Credit from California Bank & Trust

NEWPORT BEACH, Calif., March 16, 2020 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services for high-value collectibles, today announced that it has obtained amendments to its revolving credit line agreement with California Bank & Trust that (i) provide for an increase in the maximum amount of credit line borrowings that are available to the Company to $15 million, up from $10 million, and (ii) extends the term, and the maturity date, of that credit line for two years to March 10, 2022. The other terms of the credit line are substantially unchanged. There were no borrowings outstanding under the credit line when the amendments became effective.

Joseph Orlando, Collectors Universe’s Chief Executive Officer noted, “The increase in the line of credit to $15 million reflects the Company’s continued strong balance sheet and cash generation model which has enabled us to increase cash to $22.2 million at December 31, 2019 from $12.4 million at December 31, 2018, after the payment of about $6.3 million of cash dividends to our stockholders. The credit line agreement, as amended, continues to be flexible and has competitive interest rates. The Company intends to use its credit line borrowings primarily to support the growth of its businesses over the next two years.”

The Company will be filing today, with the Securities and Exchange Commission, a Current Report on Form 8-K which contains a fuller description of the terms of the amendments, and the foregoing summary is qualified by reference to that Current Report on Form 8-K and Exhibit 10.99 attached thereto.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”), and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company’s website, http://www.collectorsuniverse.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Collectors Universe, Inc. Page 2 of 2

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from expectations regarding our future financial performance that are expressed in, or that may be implied or inferred from, the summary in this news release of the Amendment to certain of the terms of the Company’s revolving Credit Line. Those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coins, and cards and autographs businesses, which historically have generated more than 90% of our total consolidated revenues and a substantial portion of our operating income, which make our operating results more vulnerable to conditions that could adversely affect those businesses, such as stagnation of precious metals prices that could adversely affect our coin revenues; the risk that domestic or international economic conditions may deteriorate as a result of events outside of our control, that could lead to reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the weakness or volatility of economic conditions will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims will prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses; the risk that our strategies of offering services in newer geographic areas, such as Europe and Asia, or potentially investing in new lines of business, will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our financial performance and the cash needs of our business in the future; and the risk that the recent outbreak of a new coronavirus in China, Europe and the United States, the travel restrictions and business closures being imposed in response to that outbreak, will adversely affect our revenues and operating performance.

Additional information regarding these risks and other risks and uncertainties to which our business is subject is contained in Item 1A, entitled “Risk Factors”, in our Annual Report on Form 10-K for our fiscal year ended June 30, 2019 and in Item 1A in Part II of Quarterly Report on Form 10-Q for the quarter ended December 31, 2019, which we filed with the Securities and Exchange Commission on August 28, 2019 and February 4, 2020, respectively. Readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results or financial condition in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business, operating results or financial condition. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained, implied or inferred, in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements contained in this news release, in our Annual Report on Form 10-K, or in our Quarterly Reports on Form 10-Q, as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

Joseph Orlando

President and Chief Executive Officer

949-567-1170

Email: jorlando@collectors.com

Joseph Wallace

Senior Vice President and Chief Financial Officer

949-567-1245

Email: jwallace@collectors.com